Exhibit 99.1

Media Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of Financial Computer Support, Inc.

CHICAGO, Aug. 11, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced it has completed its previously announced acquisition of Financial Computer Support, Inc. (FCSI), a leading provider of practice management software for independent advisors.

FCSI’s flagship product, dbCAMS+, is a portfolio management system that allows advisors to easily track and produce client reports as well as manage client contact information and billing. Morningstar plans to rebrand dbCAMS+ and incorporate it into its Morningstar® Principia® product line, the company’s modular, CD-ROM-based investment planning suite for financial advisors.

FCSI has about 35 employees in Oakland, Maryland and currently has more than 8,000 licensed users of dbCAMS+.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 280,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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